Exhibit 99.1

Fred's Reports Third Quarter 2014 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 25, 2014--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended November 1, 2014.

For the third quarter ended November 1, 2014, Fred's net loss totaled $10.4 million or ($0.28) per diluted share compared with net income of $7.3 million or $0.20 per share for the third quarter ended November 2, 2013. Fred's net loss for the first nine months of fiscal 2014 was $20.8 million or ($0.56) per diluted share versus net income of $22.0 million or $0.60 per share in the year-earlier period.

In the second quarter of 2014, the Company announced its plan to close stores not meeting the Company's operational performance targets. The Company closed five stores in the third quarter and will close 47 stores in the fourth quarter. Included in the third quarter results are provisions to establish reserves for closed-store inventory and additional above-cost markdowns on low-productive inventory. In total, these provisions in the third quarter amounted to $5.6 million on a pretax basis or $0.10 per share after tax. Also, in the third quarter, selling, general and administrative expenses were negatively affected by non-recurring charges totaling $1.2 million on a pretax basis or $0.02 per share after tax, primarily related to the settlement of certain state franchise and income tax obligations.

Excluding reserve impacts and non-operational charges, Fred's net loss for the quarter was $6.2 million or ($0.16) per share. In the second quarter, provisions to establish reserves for inventory clearance and store closings totaled $14.8 million on a pretax or $0.26 per share after tax. Excluding reserve impacts and non-operational charges during the year-to-date period, Fred's net loss for the first nine months of fiscal 2014 was $7.2 million or ($0.19) per share.

Fred's total sales for the third quarter of fiscal 2014 increased 3% to $476.2 million from $460.5 million for the same period last year. On a comparable store basis, third quarter sales increased 0.3% on top of an increase of 1.4% for the year-earlier period. Fred's total sales for the first nine months of fiscal 2014 increased 2% to $1.466 billion compared with $1.444 billion for the same period last year. On a comparable store basis, year-to-date sales decreased 0.5% compared with an increase of 1.1% in the same period last year.

Commenting on the results, Jerry A. Shore, Chief Executive Officer, said, "As we forecasted, the third quarter was difficult as we aggressively cleared inventory, cut receipts of overstocked high-margin product, brought prices in line with competitors, and revamped the ad programs to drive traffic. Overall, inventory was down 9% at the end of the quarter, with general merchandise inventory down 11% on a per-store basis. These reductions highlight the success of the programs implemented during the year.

"Fred's financial foundation remained solid in the third quarter," Shore added. "We were pleased with the continued strength of our balance sheet and improvement in cash flow during the quarter. With increasing working capital, total debt continued to decline, and we had no borrowings under our revolving line of credit at quarter's end.

"Pharmacy department inventory was in line with pharmacy revenue growth and matched our expectations," Shore continued. "Pharmacy department sales increased 13% during the third quarter and increased to 44% of our total sales mix in the third quarter. With 30 pharmacy acquisitions year to date, a more favorable distribution contract in place, better pharmacy dynamics overall, growth in our specialty pharmacy, and expansion of our healthcare services, we expect strong pharmacy sales growth for the balance of the year and 2015."

Continuing, Shore said, "With the new year only months away, we remain confident in our ability to achieve our 2015 financial goals as we now have pharmacy momentum, positive test results from our convenience model and an upgrade in executive talent, which includes our sourcing team now in place, our new GMM, Craig Barnes, and the prospects of a new President and COO in place before fiscal 2015."

In closing, Shore said, "Our stores are well stocked with fresh holiday merchandise and, coupled with our aggressive marketing plan, we believe the upcoming holiday season will bring profitability on an operating basis for the fourth quarter, excluding the costs of store closures."

Fred's gross profit for the third quarter of 2014 decreased 12% to $123.5 million from $140.2 million in the prior-year period. Gross margin for the quarter declined to 25.9% from 30.5% in the same quarter last year. Excluding the impact of the inventory provision, gross margin was 27.1%, 340 basis points below last year. The decrease was attributable to initial markup pressures in general merchandise and the pharmacy department as well as general merchandise markdowns.

Gross profit for the first nine months of 2014, including the provision for inventory reserve, decreased 11% to $379.6 million from $427.2 million in the prior-year period. Gross margin for the nine-month period declined to 25.9% compared with 29.6% in the prior-year period. Excluding the reserve impacts, gross margin was 27.1%, 250 basis points below last year.

Selling, general and administrative expenses for the quarter, including the settlement of certain state franchise and income tax obligations, as well as depreciation and amortization, were 29.4% of sales compared with 28.2% of sales in the prior-year quarter. Excluding non-operational charges, expenses deleveraged 100 basis points to 29.2% of sales. The deleveraging was attributable to higher occupancy and insurance expenses and cost associated with pharmacy department growth initiatives.

In the first nine months of 2014, selling general and administrative expenses deleveraged 80 basis points to 28.1% from 27.3% of sales in the first nine months of 2013. Excluding the provision for store closures and non-recurring tax charges, expenses for the first nine months of 2014 deleveraged 50 basis points to 27.8% of sales.

For the third quarter of 2014, earnings before interest, taxes, depreciation and amortization, or EBITDA, a non-GAAP measure, decreased to a loss of $6.3 million or (1.3%) of sales compared with a positive $21.3 million or 4.6% of sales in the year-earlier quarter. Excluding reserves and non-operational items, EBITDA was $0.5 million or 0.1% of sales.

For the first nine months of 2014, EBITDA decreased to a loss of $2.4 million or (0.1%) of sales compared with a positive $65.1 million or 4.5% of sales in the first nine months of 2013. Excluding reserves and non-operational items, EBITDA was $19.2 million or 1.3% of sales.

For the third quarter of 2014, operating income, which is equivalent to earnings before interest and taxes, or EBIT, also a non-GAAP measure, decreased to a loss of $16.6 million or (3.5%) of sales compared with a positive $10.6 million or 2.3% of sales in the prior-year period. Excluding reserves and non-operational items, operating income decreased to a loss of $9.8 million or (2.1%) of sales.

For the first nine months of 2014, operating income decreased to a loss of $32.7 million or (2.2%) of sales compared with a positive $33.6 million or 2.3% of sales in the first nine months of 2013. Excluding reserves and non-operational items, operating income decreased to a loss of $11.1 million or (0.8%) of sales.

During the third quarter, Fred's opened six new Xpress pharmacy locations, and closed five full-service stores and two Xpress pharmacy locations. During the first nine months of the year, Fred's opened 15 new locations, comprising of two new stores and 13 new Xpress pharmacy locations. Fred's also closed 10 stores and six Xpress pharmacy locations.

In the fourth quarter of 2014, the Company expects total sales to increase in the range of 4% to 6%. Comparable store sales are expected to increase from flat to up 2.0%. The net loss per diluted share for the fourth quarter 2014 is forecasted to be in the range of $0.08 to $0.12 compared with earnings per diluted share of $0.11 in the fourth quarter last year. Excluding the costs of store closures in the fourth quarter and other non-operational costs of clearing low-productive inventory, operational earnings per share are expected to be flat to up $0.04.

Currently, Fred's operates 703 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter 2014 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 26, 2014.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended November 1, 2014	13 Weeks Ended November 2, 2013	Percent Change

Net sales	$476,175	$460,542	3.4%
Operating income (loss)	$(16,579)	$10,636	(255.9)%
Net income (loss)	$(10,434)	$7,308	(242.8)%
Net income (loss) per share, basic and diluted	$(0.28)	$0.20	(240.0)%
Average shares outstanding:
Basic	36,691	36,558
Diluted	36,813	36,723

	39 Weeks Ended November 1, 2014	39 Weeks Ended November 2, 2013	Percent Change

Net sales	$1,465,624	$1,444,213	1.5%
Operating income (loss)	$(32,691)	$33,633	(197.2)%
Net income (loss)	$(20,750)	$22,049	(194.1)%
Net income (loss) per share, basic	$(0.57)	$0.60	(195.0)%
Net income (loss) per share, diluted	$(0.56)	$0.60	(193.3)%
Average shares outstanding:
Basic	36,650	36,532
Diluted	36,816	36,679

FRED'S, INC. Unaudited Fiscal 2014 Third Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended November 1, 2014	% of Total	13 Weeks Ended November 2, 2013	% of Total
Net sales	$476,175	100.0%	$460,542	100.0%
Cost of goods sold	352,686	74.1%	320,305	69.5%
Gross profit	123,489	25.9%	140,237	30.5%
Depreciation & amortization	10,259	2.2%	10,631	2.3%
Selling, general and administrative expenses	129,809	27.2%	118,970	25.9%
Operating income (loss)	(16,579)	(3.5)%	10,636	2.3%
Interest expense, net	107	0.0%	113	0.0%
Income (loss) before income taxes	(16,686)	(3.5)%	10,523	2.3%
Provision (benefit) for income taxes	(6,252)	(1.3)%	3,215	0.7%
Net income (loss)	$(10,434)	(2.2)%	$7,308	1.6%
Net income (loss) per share, basic and diluted	$(0.28)		$0.20
Weighted average shares outstanding:
Basic	36,691		36,558
Diluted	36,813		36,723

	39 Weeks Ended November 1, 2014	% of Total	39 Weeks Ended November 2, 2013	% of Total
Net sales	$1,465,624	100.0%	$1,444,213	100.0%
Cost of goods sold	1,085,992	74.1%	1,016,972	70.4%
Gross profit	379,632	25.9%	427,241	29.6%
Depreciation & amortization	30,308	2.1%	31,459	2.2%
Selling, general and administrative expenses	382,015	26.0%	362,149	25.1%
Operating income (loss)	(32,691)	(2.2)%	33,633	2.3%
Interest expense, net	405	0.1%	377	0.0%
Income (loss) before income taxes	(33,096)	(2.3)%	33,256	2.3%
Provision (benefit) for income taxes	(12,346)	(0.9)%	11,207	0.8%
Net income (loss)	$(20,750)	(1.4)%	$22,049	1.5%
Net income (loss) per share, basic	$(0.57)		$0.60
Net income (loss) per share, diluted	$(0.56)		$0.60
Weighted average shares outstanding:
Basic	36,650		36,532
Diluted	36,816		36,679

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	November 1, 2014	November 2, 2013

ASSETS:
Cash and cash equivalents	$7,595	$21,585
Inventories	352,323	385,552
Receivables	41,452	36,772
Other non-trade receivables	48,956	34,401
Prepaid expenses and other current assets	13,202	15,442
Total current assets	463,528	493,752
Property and equipment, net	145,736	155,893
Intangibles	74,047	44,801
Other non-current assets	12,153	3,258
Total assets	$695,464	$697,704

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$160,184	$145,278
Current portion of indebtedness	1,430	1,130
Accrued expenses and other	52,706	53,610
Deferred income taxes	24,185	24,980
Total current liabilities	238,505	224,998

Long-term portion of indebtedness	2,205	4,158
Deferred income taxes	-	1,454
Other non-current liabilities	27,795	17,466
Total liabilities	268,505	248,076
Shareholders' equity	426,959	449,628
Total liabilities and shareholders' equity	$695,464	$697,704

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, ext. 2217
Chief Executive Officer